EXHIBIT 99.1

News Release

Mellon

CONTACT:
Ken Herz	Corporate Affairs
(412) 234-0850	One Mellon Center
herz.kb@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

PITTSBURGH, October 16, 2002—Mellon Financial Corporation announced several appointments at the senior management level, effective November 1.

In recognition of the growth and significance of the Global Securities Services (GSS) business, James P. Palermo will be promoted to the position of Vice Chairman and will become a member of the Executive Management Group. Palermo is currently an Executive Vice President. He will continue to report to Steven G. Elliott, Senior Vice Chairman.

To address the increasing complexity and volume of activity associated with major compliance initiatives that affect Mellon’s businesses worldwide, John T. Chesko, a Vice Chairman with more than 30 years of experience with Mellon, was named to the position of Chief Compliance Officer. He will continue to report to Martin G. McGuinn, Chairman and Chief Executive Officer.

Timothy P. Robison has been named Chief Risk Officer and manager of the Risk Management Department. Currently he is Chief Auditor and manager of the Audit and Risk Review Department. Robison, who has been with Mellon for more than 25 years, will be promoted to an Executive Vice President and will report to McGuinn.

James M. Gockley has been named to succeed Robison as Chief Auditor and manager of Audit and Risk Review. Gockley has nearly 20 years of experience in Mellon’s Legal Department. He will report directly to the Audit Committee of the Board of Directors and will become a member of Mellon’s Senior Management Committee.

In recognition of her group’s role leading Mellon’s Employer of Choice commitment, Lisa B. Peters, Director of Human Resources, will be promoted to an Executive Vice President. She will continue to report directly to McGuinn.

“These appointments strengthen our commitment to remain in the forefront in the areas of risk and control, and continue to provide challenging new opportunities for this talented group of senior executives,” said Martin G. McGuinn, Chairman and Chief Executive Officer.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $562 billion under management. Its asset management companies include The

Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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